EXHIBIT 99(a)


                                                                          , 2000
                                                                   -------

                            EXCHANGE AGENT AGREEMENT
                            ------------------------


          THIS EXCHANGE AGENT AGREEMENT (this "Agreement") is made and entered
into as of       , 2000 by and between DPL, Inc., an Ohio corporation (the
           ------
"Company") and Bank One Trust Company, National Association, a national banking association incorporated and existing under the laws of the United States of America, and its successors as exchange agent (the "Exchange Agent").

                                    RECITALS

          The Company proposes to make an offer to exchange equal principal amounts of up to $425,000,000, principal amount of its 8-1/4% Senior Notes due 2007 (the "Old Securities") for equal principal amounts of its 8-1/4% Exchange Senior Notes due 2007 (the "New Securities"). The terms and conditions of the Exchange Offer as currently contemplated are set forth in a prospectus, dated May __, 2000 (the "Prospectus"), and the accompanying letter of transmittal (the "Letter of Transmittal") attached hereto as Exhibit A (which together with the Prospectus constitutes the "Exchange Offer") proposed to be distributed to all holders of the Old Securities. The Old Securities and the New Securities are collectively referred to herein as the "Securities." Capitalized terms used herein and not defined shall have the meanings ascribed to them in the Prospectus or the Letter of Transmittal to be delivered with the Prospectus to record holders of the Old Securities .

          The Exchange Offer is expected to be commenced by the Company on or about _____________, 2000 after the Company's Registration Statement on S-4 relating to the Exchange Offer is declared effective under the Securities Act of 1933, as certified in writing to Exchange Agent by the Company (the "Effective Time") and shall terminate at 5:00 p.m., New York City Time, on ____________, 2000 (the "Expiration Date"), unless the Exchange Offer is extended by the Company and the Company notifies the Exchange Agent of such extension by 5:00 p.m. New York City time, on the previous Expiration Date, in which case, the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. In connection therewith, the undersigned parties hereby agree as follows:

          1. Appointment and Duties As Exchange Agent. The Company hereby
             ----------------------------------------
appoints Bank One Trust Company, National Association, a national banking association incorporated and existing under the laws of the United States of America, and its successors to act as exchange agent (the "Exchange Agent") in connection with the Exchange Offer. Bank One Trust Company, National Association hereby agrees to act as Exchange Agent and to perform the services outlined herein in connection with the Exchange Offer on the terms and conditions contained herein.

          The Company expressly reserves the right to amend, in any way not inconsistent with the Registration Rights Agreement, or terminate the Exchange Offer, and not to accept for exchange any Old Securities not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified in the Prospectus under the caption "The Exchange Offer
- Certain Conditions to the Exchange Offer." The Company will give oral (confirmed in writing) or written notice of any amendment, termination or nonacceptance to the Exchange Agent as promptly as practicable.

          2. Exchange Agent's Duties. The Exchange Agent will perform such
             -----------------------
duties and only such duties as are specifically set forth in the section of the Prospectus captioned "The Exchange Offer" and in the Letter of Transmittal or as specifically set forth herein; provided, however, that in no way will Exchange Agent's general duty to act in good faith and without gross negligence be discharged by the foregoing.

          3. ATOP Registration. The Exchange Agent will establish an account
             -----------------
with The Depository Trust Company ("DTC," ) in the Exchange Agent's name to facilitate book-entry tenders of the Old Securities through DTC's Automated Tender Offer Program (herein "ATOP") for purposes of the Exchange Offer within two business days after the date of the Prospectus, and any financial institution that is a participant in the DTC's systems may make book-entry delivery of the Old Securities by causing the DTC to transfer such Old Securities into Exchange Agent's account in accordance with the DTC's procedure for such transfer.

          4. Mailing to Holders of Old Securities. As soon as practicable after
             ------------------------------------
its receipt of certification from the Company as to the Effective Time, Exchange Agent will mail to each holder (as defined in the Indenture), and to each DTC participant identified by DTC as a holder of any Old Securities (a) a Letter of Transmittal with instructions (including instructions for completing a substitute Form W-9 or W-8, as applicable), substantially in the form attached hereto as Exhibit A (the "Letter of Transmittal"), (b) a Prospectus and (c) a Notice of Guaranteed Delivery substantially in the form attached hereto as Exhibit B (the "Notice of Guaranteed Delivery") all in accordance with the procedures described in the Prospectus. Company shall supply Exchange Agent with sufficient copies of the Prospectus, Letter of Transmittal and Notice of Guaranteed Delivery to enable Exchange Agent to perform its duties hereunder. Company shall also furnish or cause to be furnished to Exchange Agent a list of holders of the Old Securities (including a beneficial holder list from DTC, certificated Older Securities numbers and amounts, mailing addresses, and social security numbers), unless waived by Exchange Agent. All other requests for information relating to the Exchange Offer shall, except as set forth under Paragraph 18 hereof, be directed to the Company, Attention: Financial Activities, Box 8825, Dayton, Ohio 45401, (937) 259-7150. All certificates for reissued Old Securities, unaccepted Old Securities or for New Securities shall be forwarded to holders by first-class mail.

          5. Receipt of Letters of Transmittal and Related Items. From and after
             ---------------------------------------------------
the Effective Time, Exchange Agent is hereby authorized and directed to accept
(a) Letters of Transmittal, duly executed in accordance with the instructions thereto (or a manually signed facsimile thereof), and any requisite collateral documents from holders of the Old Securities and (b) surrendered Old Securities to which such Letters of Transmittal relate. Exchange Agent is authorized to request from any person tendering Old Securities such additional documents as Exchange Agent or the Company deems appropriate. Exchange Agent is hereby


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


authorized and directed to process withdrawals of tenders to the extent withdrawal thereof is authorized by the Exchange Offer.

          6. Defective or Deficient Old Securities and Instruments. The Exchange
             -----------------------------------------------------
Agent will examine each of the Letters of Transmittal and certificates for Old Securities (or confirmation of book-entry transfer into Exchange Agent's account at DTC) and any other documents delivered or mailed to Exchange Agent by or for holders of the Old Securities to ascertain whether: (a) the Letters of Transmittal and any such other documents are duly executed and properly completed in accordance with instructions set forth therein (or that the DTC Transmissions contain the proper information required to be set forth therein),
(b) the Old Securities have otherwise been properly tendered in accordance with the Prospectus and the Letters of Transmittal (or that book-entry confirmations are in due and proper form and contain the information required to be set forth therein) and (c) if applicable, the other documents (including the Notice of Guaranteed Delivery) are properly and completely executed. In each case where the Letter of Transmittal or any other document has been improperly completed or executed (or any DTC Transmissions are not in due and proper form or omit required information) or any Old Securities accompanying such Letter of Transmittal are not in proper form for transfer or have been improperly tendered (or the book-entry confirmations are not in due and proper form or omit required information) or if some other irregularity in connection with the acceptance of the Old Securities exists, Exchange Agent shall report such information to the holder of the Old Securities. If such condition is not promptly remedied by the holder of the Old Securities, Exchange Agent shall report such condition to the Company and await its direction. All questions as to the validity, form, eligibility (including timeliness of receipt), acceptance and withdrawal of any Old Securities tendered or delivered shall be determined by the Company, in its sole discretion. Notwithstanding the above, Exchange Agent shall not be under any duty to give notification of defects in such tenders and shall not incur any liability for failure to give such notification unless such failure constitutes gross negligence or willful misconduct. The Company reserves the absolute right to reject any and all tenders of any particular Old Securities determined by the Company not to be in proper form or the acceptance or exchange of which may, in the opinion of Company's counsel, be unlawful.

          7. Requirements of Tender. With the approval of the President, Group
             ----------------------
Vice President, any Vice President or the Treasurer of the Company (such approval, if given orally, to be confirmed in writing) or any other party designated by such an officer in writing, Exchange Agent is authorized to waive any irregularities in connection with any tender of Old Securities pursuant to the Exchange Offer.

          Tenders of Old Securities may be made only as set forth in the Letter of Transmittal and in the section of the Prospectus captioned "The Exchange Offer - Procedures for Tendering Old Notes", and Old Securities shall be considered properly tendered to Exchange Agent only when tendered in accordance with the procedures set forth therein. Notwithstanding the provisions of this paragraph, Old Securities which the President, Group Vice President, any Vice President or the Treasurer of the Company shall approve as having been properly tendered shall be considered to be properly tendered (such approval, if given orally, shall be confirmed in writing).


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


          8. Exchange of the Old Securities. Exchange Agent shall notify the
             ------------------------------
Company with respect to any Old Securities received subsequent to the Expiration Date and accept Company's instructions with respect to disposition of such Old Securities.

          9. Transfer of Registration. Exchange Agent shall accept tenders:
             ------------------------

               a. in cases where the Old Securities are registered in two or more names only if signed by all named holders (with signatures guaranteed where required);

               b. in cases where the signing person (as indicated on the Letter of Transmittal) is acting in a fiduciary or a representative capacity only when proper evidence of his or her authority so to act is submitted; and

               c. from persons other than the registered holder of Old Securities provided that customary transfer requirements, including any applicable transfer taxes, are fulfilled.

Exchange Agent shall accept partial tenders of Old Securities when so indicated and as permitted in the Letter of Transmittal and deliver certificates for Old Securities to the transfer agent for split-up and return any untendered Old Securities to the holder (or such other person as may be designated in the Letter of Transmittal) as promptly as practicable after expiration or termination of the Exchange Offer.

          10. Exchange of Old Securities. Upon satisfaction or waiver of all of
              --------------------------
the conditions to the Exchange Offer, the Company will notify Exchange Agent (such notice if given orally, to be confirmed in writing) of its acceptance, promptly after the Expiration Date, of all Old Securities properly tendered and Exchange Agent, on behalf of the Company, will exchange such Old Securities for New Securities and cause such Old Securities to be cancelled. Delivery of New Securities will be made on behalf of the Company by Exchange Agent at the rate of $1,000 principal amount of New Securities for each $1,000 principal amount of the corresponding series of Old Securities tendered promptly after notice (such notice if given orally, to be confirmed in writing) of acceptance of said Old Securities by the Company; provided, however, that in all cases, Old Securities tendered pursuant to the Exchange Offer will be exchanged only after timely receipt by Exchange Agent of certificates for such Old Securities (or confirmation of book-entry transfer into Exchange Agent's account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees and any other required documents. Exchange Agent shall issue New Securities only in denominations of $1,000 or any integral multiple of $1,000.

          11. Withdrawals. Tenders pursuant to the Exchange Offer are
              -----------
irrevocable, except that, subject to the terms and upon the conditions set forth in the Prospectus and the Letter of Transmittal, Old Securities tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

          12. Rejection of Tenders. The Company shall not be required to
              --------------------
exchange any Old Securities tendered if any of the conditions set forth in the


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


Exchange Offer are not met. Notice of any decision by the Company not to exchange any Old Securities tendered shall be given (and confirmed in writing) by the Company to Exchange Agent.

          If, pursuant to the Exchange Offer, the Company does not accept for exchange all or part of the Old Securities tendered because of an invalid tender, the occurrence of certain other events set forth in the Prospectus under the caption "The Exchange Offer -Certain Conditions to the Exchange Offer" or otherwise, Exchange Agent shall as soon as practicable after the expiration or termination of the Exchange Offer return those certificates for unaccepted Old Securities (or effect appropriate book-entry transfer), together with any related required documents and the Letters of Transmittal relating thereto that are in Exchange Agent's possession, to the persons who deposited them (or effected such book-entry transfer).

          13. Mailing of Certificates. All certificates for reissued Old
              -----------------------
Securities, unaccepted Old Securities or for New Securities shall be forwarded by first-class mail.

          14. Concerning the Exchange Agent. As Exchange Agent hereunder,
              -----------------------------

Exchange Agent:

                    (a) is not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, bank or other persons or to engage or utilize any person to solicit tenders;

                    (b) shall have no duties or obligations other than as provided in paragraph 2, those specifically set forth herein or as may be subsequently agreed to in writing by Exchange Agent and the Company;

                    (c) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any of the certificates or the Old Securities represented thereby deposited with Exchange Agent pursuant to the Exchange Offer, and will not be required to and will make no representation as to the validity, value or genuineness of the Exchange Offer;

                    (d) shall not be obligated to take any legal action hereunder which might in Exchange Agent's reasonable judgment involve any expense or liability, unless Exchange Agent shall have been furnished with indemnity against such expense or liability which in the Exchange Agent's sole judgment, is adequate;

                    (e) may reasonably rely on and shall be protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telegram or other document or security delivered to Exchange Agent and reasonably believed by Exchange Agent to be genuine and to have been signed by the proper party or parties;

                    (f) may reasonably act upon any tender, statement, request, comment, agreement or other instrument whatsoever not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which Exchange Agent shall in good faith believe to be genuine or to have been signed or represented by a proper person or persons;


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


                    (g) may rely on and shall be protected in acting upon written or oral instructions (confirmed in writing) from any officer of the Company, its counsel, or its representatives;

                    (h) may consult with counsel with respect to any questions relating to Exchange Agent's duties and responsibilities and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by Exchange Agent hereunder in good faith and in accordance with the advice or opinion of such counsel;

                    (i) shall not advise any person tendering Old Securities pursuant to the Exchange Offer as to whether to tender or refrain from tendering any portion of Old Securities or as to the market value or decline or appreciation in market value of any Old Securities; and

                    (j) shall not be liable for any claim, loss, liability or expense, incurred without Exchange Agent's negligence or willful misconduct, arising our of or in connection with the administration of Exchange Agent's duties hereunder.

          15. Reports to Company. Exchange Agent shall advise by facsimile
              ------------------
transmission or telephone, and promptly thereafter confirm in writing to the Vice President and Chief Financial Officer of the Company and such other person or persons as it may request, weekly (and more frequently during the week immediately preceding the Expiration Date and if otherwise requested) up to and including the Expiration Date, as to the principal amount of Old Securities which have been tendered pursuant to the Exchange Offer and the items received by Exchange Agent pursuant to this Agreement, separately reporting and giving cumulative totals as to items properly received and items improperly received. In addition, Exchange Agent will also inform, and cooperate in making available to, the Company or any such other person or persons upon oral request (confirmed in writing) made from time to time prior to the Expiration Date of such other information as it or he or she reasonably requests. Such cooperation shall include, without limitation, the granting by Exchange Agent to the Company and such person as the Company may request of access to those persons on its staff who are responsible for receiving tenders, in order to ensure that immediately prior to the Expiration Date the Company shall have received information in sufficient detail to enable it to decide whether to extend the Exchange Offer. Exchange Agent shall prepare a final list of all persons whose tenders were accepted, the aggregate principal amount of Old Securities tendered and the aggregate principal amount of Old Securities accepted and deliver said list to the Company. Within 5 days after the Expiration Date, Exchange Agent shall furnish the Company a final report showing the disposition of the Exchange Securities.

          16. Recordkeeping. Letters of Transmittal, book-entry confirmations
              -------------
and Notices of Guaranteed Delivery shall be stamped by Exchange Agent as to the date and the time of receipt thereof (or if the Old Securities are tendered by book-entry delivery, such form of record keeping of receipt as is customary for tenders through ATOP), and if defective, the date and time the last defect was cured or waived by the Company. Exchange Agent shall cancel certificated Old Securities. Exchange Agent shall retain all Old Securities and Letters of Transmittal and other related documents or correspondence received by the Company as soon as practicable after the Expiration Date. If Exchange Agent


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


receives any Letters of Transmittal after the Expiration Date, Exchange Agent shall return the same together with all enclosures to the party from whom such documents were delivered.

          17. Discrepancies or Questions. Any discrepancies or questions
              --------------------------
regarding any Letter of Transmittal, Restricted Security, notice of withdrawal or any other documents received by Exchange Agent in connection with the Exchange Offer, except for matters described under paragraph 18 below, shall be referred to the Company and Exchange Agent shall have no further duty with respect to such matter; provided that Exchange Agent shall cooperate with the Company in attempting to resolve such discrepancies or questions.

          18. Requests for Information. Exchange Agent shall accept and comply
              ------------------------
with telephone and mail requests for information from any person concerning the proper procedure to tender Restricted Securities. Exchange Agent shall provide copies of the Prospectus, Letter of Transmittal and Notice of Guaranteed Delivery to any person upon request. All other requests for materials shall be referred to the Company.

          19. Tax Matters. Exchange Agent shall file with the Internal Revenue
              -----------
Service and holders Form 1099 reports regarding principal and interest payments on Securities which Exchange Agent has made in connection with the Exchange Offer, if any. Any questions with respect to any tax matters relating to the Exchange Offer shall be referred to the Company, and Exchange Agent shall have no duty with respect to such matter; provided that Exchange Agent shall cooperate with the Company in attempting to resolve such questions.

          20. Fees and Expenses. The Company will pay Exchange Agent its fees
              -----------------
plus expenses, including counsel fees and disbursements, as set forth in
Schedule I.

          21. Miscellaneous. Exchange Agent hereby acknowledges receipt of the
              -------------
Prospectus and the Letter of Transmittal and further acknowledges that Exchange Agent has examined each of them. Any inconsistency between this Agreement, on the one hand, and the Prospectus and the Letter of Transmittal (as they may be amended from time to time), on the other hand, shall be resolved in favor of the latter two documents, except with respect to the duties, liabilities and indemnification of Exchange Agent, which shall be controlled by this Agreement.

          22. Indemnification. The Company covenants and agrees to indemnify and
              ---------------
hold Exchange Agent harmless in its capacity as Exchange Agent hereunder against any loss, liability, cost or expense, including attorneys' fees and expenses, arising out of or in connection with any act, omission, delay or refusal made by Exchange Agent in reliance upon any signature, endorsement, assignment, certificate, order, request, notice, instruction or other instrument or document reasonably believed by Exchange Agent to be valid, genuine and sufficient and in accepting any tender or effecting any transfer of Old Securities reasonably believed by Exchange Agent in good faith to be authorized, and in delaying or refusing in good faith to accept any tenders or effect any transfer of Old Securities; provided, however, that the Company shall not be liable for indemnification or otherwise for any loss, liability, cost or expense to the extent arising out of Exchange Agent's gross negligence or willful misconduct. Exchange Agent shall notify the Company in writing of any written assertion of a claim against Exchange Agent or of any other action commenced against Exchange

Agent, promptly after Exchange Agent shall have received any such written assertion or notice of commencement of action. The Company shall be entitled to participate at its own expense in the defense of any such claim or other action, and, if the Company so elects, the Company may assume the defense of any pending or threatened action against Exchange Agent in respect of which indemnification may be sought hereunder; provided that Company shall not be entitled to assume the defense of any such action if the named parties to such action include both the Company and Exchange Agent and representation of both parties by the same legal counsel would, in the written opinion of counsel for the Exchange Agent, be inappropriate due to actual or potential conflicting interests between them; and further provided that in the event that the Company shall assume the defense of any such suit, and such defense is reasonably satisfactory to Exchange Agent, the Company shall not be liable for the fees and expenses of any counsel retained by Exchange Agent.

          23. Securities Held in Trust. The Exchange Securities and any cash or
              ------------------------
other property (the "Property") deposited with or received by Exchange Agent (in such capacity) from the Company shall be held in a segregated account, solely for the benefit of the Company and Holders tendering Restricted Securities, as their interests may appear, and the Property shall not be commingled with securities, money, assets or property of Exchange Agent or any other party. Exchange Agent hereby waives any and all rights of lien, if any, against the Property, except to the extent set forth in the Indenture with respect to the Exchange Securities.

          24. Change of Exchange Agent. Exchange Agent may resign from its
              ------------------------
duties under this Agreement by giving to the Company 60 days prior written notice. If Exchange Agent resigns or becomes incapable of acting as Exchange Agent and the Company fails to appoint a new exchange agent within a period of 60 days after it has been notified in writing of such resignation or incapacity by Exchange Agent, the Company shall appoint a successor exchange agent or assume all of the duties and responsibilities of Exchange Agent. Any successor exchange agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Exchange Agent without any further act or deed; but Exchange Agent shall deliver and transfer to the successor exchange agent any Property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for such purpose.

          25. Applicable Law. This Agreement and Exchange Agent's appointment as
              --------------
Exchange Agent hereunder shall be construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state, and without regard to conflicts of law principles, and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of each of the parties hereto.

          26. Counterparts. This Agreement may be executed in two or more
              ------------
counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

          27. Enforcement. In case any provision of this Agreement shall be
              -----------
invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

          28. Amendments. This Agreement shall not be deemed or construed to be
              ----------
modified, amended, rescinded, cancelled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged. This Agreement may not be modified orally.

          29. Notices. Unless otherwise provided herein, all notices, requests
              -------
and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given to such party, addressed to it, at its address or telecopy number set forth below:

          If to the Company:

               DPL Inc.
               Financial Activities
               Box 8825
               Dayton, Ohio 45401

               Facsimile:  937-259-7147
               Attention:   Michael D. Lopez


          If to the Exchange Agent:

               Bank One Trust Company, National Association
               One North State Street, 9th Floor
               Chicago, Illinois 60602
               Facsimile:  312-407-8853
               Telephone:  800-524-9472
               Attention:  Exchanges

          30. Termination. Unless terminated earlier by the parties hereto, this
              -----------
Agreement shall terminate 90 days following the Expiration Date. Notwithstanding the foregoing, Paragraphs 18, 19, and 21 shall survive the termination of this Agreement. Upon any termination of this Agreement, Exchange Agent shall promptly deliver to the Company any certificates for Securities, funds or property then held by Exchange Agent as Exchange Agent under this Agreement.

          31. Parties in Interest. This Agreement shall be binding upon and
              -------------------
inure solely to the benefit of each party hereto and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefits or remedy of any nature whatsoever under or by reason of this Agreement. Without limitation to the foregoing, the parties hereto expressly agree that no Holder or holder of Securities shall have any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.


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


          32. Entire Agreement; Headings. This Agreement constitutes the entire
              --------------------------
understanding of the parties hereto with respect to the subject matter hereof. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement shall be binding and effective as of the date hereof.

          Please acknowledge receipt of this Agreement and confirm the arrangements herein provided by signing and returning the enclosed copy.


                                        DPL INC.


                                        By:
                                           ---------------------------
                                        Name:  R. Michael Lempke
                                        Title: Vice President and
                                               Chief Financial Officer



                                        BANK ONE TRUST COMPANY,
                                        NATIONAL ASSOCIATION, as
                                        Exchange Agent


                                        By:
                                           ------------------------------
                                        Name:
                                        Title:


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


                                   SCHEDULE I

                                      FEES




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


                                    Exhibit A

                              Letter of Transmittal

                                    Exhibit B

                          Notice of Guaranteed Delivery




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